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                                                                 Exhibit 10.2(b)



                           SINO-FOREIGN CO-OPERATION
                       ZINDART (XINXING) TOYS (GUANGZHOU)
                                COMPANY LIMITED
                             SUPPLEMENTAL CONTRACT

Party A:        Guangzhou Xinjiao Huangbu Economic Development
                Company Xinxing Toys Factory

Party B:        Zindart Industrial Company Limited

By a Co-operation Contract dated 26 December 1993 signed and sealed by both Party A and Party B ("the Co-op. Contract"), Zindart (Xinxing) Toys (Guangzhou) Company Limited ("the Co-op. Company") was established. Owing to the fact that Party A is unfamiliar with the international toys market, together with its lack of experience in the operation and management of toys, the directors of both parties negotiated with each other based on the principles of equality, mutual benefit and mutual trust. Following Party B's request, Party A shall transfer all the operation rights and business management of the Co-op. Company to Party B, in accordance with the terms below:

1.      Party B's Management Period

        1-1-1997 to 31-12-1997 (However, the Renewal Contract dated January 1995 has been expired, therefore this Contract prevails)

2.      Party A's Responsibilities

        (i) Assist Party B in liaising with the various departments of this district, including water supply, electricity supply, public order, fire services, safety, health, environmental protection, etc.;

        (ii) Assist Party B in the management of the factory's administration and technical support work;

        (iii) Assist Party B in the proper resolution of any labour disputes amongst the temporary labour;

        (iv) Co-ordinate public relations and procedures for import/export customs declarations;

        (v) Assist Party B in employing labour and managing staff in accordance with PRC's governmental policies.

3.      Party B's Responsibilities

        To be fully responsible for the Co-op. Company's production, operation, management and safety facilities.

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4.      Regarding Clause 42 of the Co-op. Contract in relation to the sharing of profits, both Parties agree as follows:

        (i) Party B guarantees that Party A will annually receive a sum representing depreciation charges and fixed profits, and for 1997 such sum shall be HK$2.1 million. Party B shall pay such sum at the end of each quarter in equal monthly instalments, failing which Party B shall pay to Party A an additional 5% of such sum representing late charges.

        (ii) Party B shall be entitled to all the profits of the Co-op. Company, and Party A shall have no right to share in any of those profits save for the depreciation charges and fixed profits as outlined in (i) above.

5. Given that Party A will not assign its directors to the direct management of the Co-op. Company, Party B agrees that during its Management Period, it shall pay to Party A the sum of RMBY200,000, payable during the last quarter of the year.

6. At the end of the Management Period, all of the assets originally contributed by Party A, including land, factory premises, part of the facilities such as 2 sets of 280kW electricity generators, 46 paint spray cabinets, 3 wind pumps, 3 water pumps, and 1 set of electric current alternator (250kN), shall be returned to Party A; Party B shall be responsible for repairing, or compensating Party A, any damage or shortage, whichever is the case, in relation to these assets.

7. During the Management Period, Party B may construct new factory premises and resident quarters, or make extensions to the existing factory premises and resident quarters, where the production development so requires. At the end of the Management Period where Party B does not renew the lease to the factory premises and resident quarters, the new or extended factory premises and resident quarters, whichever is the case, shall be transferred to Party A without compensation.

8. Party B shall be responsible for payment of all relevant taxes and charges in relation to the production operations.

9. Party B shall be fully responsible for fire prevention and occupational safety measures, in accordance with the requirements of the labour and fire service authorities in the district.

10. The existing members of staff employed by the PRC party to Xinxing Toys Factory shall, in principle, be retained, and their wages and welfare shall be determined in accordance with the original policies. Where any individual employee does not match a job description, Party B shall have the right to dismiss such employee, but such dismissal shall only take place after negotiations between both parties, and consent being given by Party A; the relevant employees shall be referred to Party A to be dealt with accordingly.

11. Party B is self-owned and self-operated, and shall be responsible for its own profits and losses.
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12. All activities in relation to production operation shall be in compliance with the relevant laws and regulations of he PRC; Party B shall be held responsible for any liability incurred and loss suffered as a result of any breach of these PRC laws and regulations at any stage of the internal or external production activities.

13. Both parties agree that the term of this Contract shall be one year. If during this period there are any important changes to PRC governmental policies, rendering the contents of this Contract inconsistent therewith, both parties shall accordingly make the necessary adjustments or amendments to this Contract in the spirit of friendly consultation.

14. At the end of the term of this Contract, any renewal of this Contract shall be separately negotiated between the parties.

15. If Party B terminates this Contract before the end of the term, Party B shall pay to Party A the fixed profits for one full year, together with the management fees of 200,000, before Party B may so terminate this Contract.


Signed by Party A's Representative          Signed by Party B's Representative



Chop of Guangzhou Xinjiao Huangbu           Chop of Zindart Industrial Co. Ltd.
Economic Development Company


Date: November 1996 (Renewal of Contract)